Exhibit 99.1

Conversion Labs Announces Sean Fitzpatrick as Chief Acquisition Officer

NEW YORK, July 26, 2018 (GLOBE NEWSWIRE) -- Conversion Labs, Inc. (OTCQB: CVLB) (the "Company"), an e-commerce company that builds and scales innovative brands, today announced the appointment of seasoned direct response marketing expert Sean Fitzpatrick to serve as the company's new Chief Acquisition Officer. Mr. Fitzpatrick will oversee Conversion Labs' online customer acquisition efforts for all of the Company's current and future brands.  In addition, Mr. Fitzpatrick will serve as the President of PDFSimpli, Conversion Labs' majority owned online solution for editing, converting, annotating, signing or maintaining PDF documents.

"I'm truly excited for the opportunity to help Conversion Labs unlock the revenue potential of their health and wellness brands through paid and organic channels," said Sean Fitzpatrick, Conversion Labs' newly appointed Chief Acquisition Officer.  "With the investment in PDFSimpli, the company expanded into the direct to consumer subscription SAAS space, diversified operations and set-up sustainable high margin growth. My team and I will ensure this growth is broadened throughout the company's complete product portfolio."

Mr. Fitzpatrick is a leader in direct response marketing, specializing in the legal, lifestyle and software as a service (SAAS) verticals.  Most recently, he was Head of Customer Acquisition at BOLD, an online company in the career space that connected jobseekers with recruiters. While at BOLD, he created a brand new integrated department that tripled net revenue in four years.  His 20 person customer acquisition team included SEM, SEO, affiliate marketing, social marketing and content marketing specialists for the B2C and B2B markets.

"Sean has had a successful track record in the direct response marketing industry," stated Justin Schreiber, President and CEO of Conversion Labs. "He played an integral role in transforming his prior company, BOLD, into a multi-hundred million dollar business in the career space. He also founded PDFSimpli, which is the newest brand in our product portfolio, to disrupt the fragmented $6 billion online PDF documents space. We are thrilled to have Sean join the leadership team and believe that he will play an integral role in our growth moving forward."

About Conversion Labs

Conversion Labs, Inc. (the "Company") is a technology-driven e-commerce company that builds innovative and proprietary brands. Conversion Labs' scalable and global advertising technology infrastructure leverages the world's largest social media, search and e-commerce platforms (Facebook, Google & Amazon) to rapidly and profitably grow our continually expanding product portfolio. To learn more about our corporate strategy, brands or for investor relations please visit www.conversionlabs.com or email us at info@conversionlabs.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, among other thing, statements regarding the offering, the expected gross proceeds, the expected use of proceeds and the expected closing of the offering. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company's ability to develop, market and sell its products; the expected benefits and efficacy of the Company's products; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in our filings with the SEC, including, our current reports on Form 8-K.

Source: Conversion Labs, Inc.